Exhibit 99.1

For more information, contact: Michael Ruane Tel: 484-582-5405 michael.ruane@sungard.com	Eric Erickson Tel: 484-582-5480 eric.erickson@sungard.com	Kris Block Tel: 484-582-5505 kris.block@sungard.com

SunGard Announces First Quarter 2008 Results

Wayne, PA – May 8, 2008 – SunGard, one of the world’s leading software and IT services companies, reported today that revenue for the three months ended March 31, 2008 was $1.30 billion, an increase of 17% compared to the same period in 2007. Organic revenue (revenue from businesses owned for at least one year, and excluding revenue from businesses sold in the previous twelve months) grew 13% compared to the same period in 2007, including an approximately 6% increase attributable to one of our broker/dealer businesses and a 1% impact of changes in currency exchange rates overall and in each of our affected segments.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) for the three months ended March 31, 2008 was $257 million, a 13% increase compared to the same period in 2007.

Reported income from operations for the three months ended March 31, 2008 was $124 million, an increase of 9% compared to the same period in 2007. Reported income from operations in the three months ended March 31, 2008 and 2007 includes amortization of acquired intangible assets of $112 million and $104 million, respectively, and stock-based compensation and purchase accounting adjustments and other expenses of $21 million and $9 million, respectively.

For the three months ended March 31, 2008, adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $322 million, an increase of 12% compared to the same period in 2007.

Cristóbal Conde, president and chief executive officer, commented, “SunGard’s performance for the quarter was particularly strong. Our businesses remain very competitive despite the uncertain economic and IT spending climate. The credit crisis has not impacted our results yet, although it has caused some of our global accounts in Financial Systems to slow their IT spending. We expect to see some impact in the second half of the year but our recurring revenue model and multi-year contracts will help reduce any impact on our results. Overall, we are monitoring our pipelines and the tone of business closely.”

Financial Systems revenue increased 27% to $687 million for the quarter. Organic revenue grew approximately 23%. This included an approximately 12% increase attributable to one of our broker/dealer businesses, which exceeded our expectations for the quarter and is not expected to continue. License fees were $30 million for the quarter, an increase of 15% compared to the same period in 2007.

Notable deals in the quarter included the following:

•	A large investment management firm renewed its contract for Phase3 and selected WealthStation for its institutional and retail trading and clearing operations and for wealth management.

•	A major electricity distribution company based in France selected AvantGard to streamline its payment flows.

•	A bank headquartered in Kazakhstan selected Ambit for core banking and customer service management.

Higher Education revenue decreased 5%, all of which was organic, to $126 million for the quarter. License fees were $4 million for the quarter, a decrease of $4 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A private university in the U.S. extended its relationship with SunGard Higher Education to expand the level of IT service available to its campus community.

•	One of the largest community college districts in the U.S. chose SunGard Higher Education to automate its student, human resources, business and foundation information services.

•	A public college in the U.S. chose SunGard Higher Education’s full range of Banner Unified Digital Campus solutions to integrate all of its information management needs.

Public Sector Systems revenue increased 2% to $101 million for the quarter. Organic revenue grew 1%. License fees were $5 million for the quarter, a decrease of $2 million from the same quarter of 2007.

Notable deals in the quarter included the following:

•	A Florida school district selected SunGard Public Sector to provide enterprise resource planning software.

•	A county public safety agency in North Carolina selected SunGard Public Sector to provide computer-aided dispatch, records management and mobile support.

•	A Colorado school district selected SunGard Public Sector to provide financial and administrative software.

Availability Services revenue increased 13% to $388 million for the quarter. Organic revenue grew 8%.

Notable deals in the quarter included the following:

•	A large pharmaceutical manufacturing company selected SunGard for disaster recovery services.

•	An educational lending not-for-profit selected SunGard for managed and disaster recovery services.

•	An educational services corporation selected SunGard for managed services.

At March 31, 2008, total debt was $7.63 billion, cash balances were $427 million and off-balance sheet debt was $450 million. During the three months ended March 31, 2008, the Company invested $84 million in capital expenditures and $64 million (net of cash acquired) in two acquisitions.

Conference Call & Webcast

A conference call to review the results is scheduled for Friday, May 9, 2008 at 9:00 a.m. (Eastern Time). The dial-in number is 706-902-1370, conference ID 44721477. A replay will be available shortly after the end of the call through midnight on May 16, 2008. To listen to the replay, please dial 706-645-9291, conference ID 44721477. You may also listen to the call at www.vcall.com, by clicking on the “Investor Events Calendar” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the webcast, through midnight on May 16, 2008 at www.vcall.com.

About SunGard

With annual revenue of $5 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Ambit, AvantGard, Banner, Phase3 and WealthStation are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: our high degree of leverage; general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; and a material weakness in our internal controls. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

	Three Months Ended
	Mar. 31, 2007	Mar. 31, 2008
Revenue:
Services	$1,022	$1,198
License and resale fees	65	59

Total products and services	1,087	1,257
Reimbursed expenses	29	45

	1,116	1,302

Costs and expenses:
Cost of sales and direct operating	525	643
Sales, marketing and administration	240	277
Product development	74	79
Depreciation and amortization	59	67
Amortization of acquisition-related intangible assets	104	112

	1,002	1,178

Income from operations	114	124
Interest income	5	5
Interest expense and amortization of deferred financing fees	(165)	(148)
Other expense	(37)	(21)

Income before income taxes	(83)	(40)
Income tax (benefit) expense	13	(18)

Net loss	$(96)	$(22)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

	Dec. 31, 2007	Mar. 31, 2008
Assets:
Current:
Cash and cash equivalents	$427	$427
Accounts receivable, net	353	370
Clearing broker assets	469	555
Prepaid expenses and other current assets	198	176
Retained interest in accounts receivable sold	243	241

Total current assets	1,690	1,769
Property and equipment, net	852	869
Software products, net	1,266	1,256
Customer base, net	2,745	2,735
Other assets, net	1,201	1,216
Goodwill	7,086	7,108

Total Assets	$14,840	$14,953

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$55	$313
Accounts payable and accrued expenses	894	762
Clearing broker liabilities	434	529
Deferred revenue	825	859

Total current liabilities	2,208	2,463
Long-term debt	7,430	7,322
Deferred income taxes	1,646	1,625

Total liabilities	11,284	11,410
Stockholder’s equity	3,556	3,543

Total Liabilities and Stockholder’s Equity	$14,840	$14,953

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income from Operations to Adjusted Income from Operations

Adjusted income from operations represents income from operations adjusted for amortization of acquisition-related intangible assets, merger costs, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income from operations, as that term is defined under GAAP, and should not be considered as an alternative to income from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Three Months Ended
(in millions)	Mar. 31, 2007	Mar. 31, 2008
Income from operations	$114	$124
Amortization of acquisition-related intangible assets	104	112
Purchase accounting adjustments	1	11
Stock-based compensation and other costs	8	10

Adjusted income from operations	$227	$257

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, both of which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Three Months Ended
(in millions)	Mar. 31, 2007	Mar. 31, 2008
Net income (loss)	$(96)	$(22)
Interest expense, net	160	143
Income tax (benefit) expense	13	(18)
Depreciation and amortization	163	179

EBITDA	240	282
Purchase accounting adjustments	1	11
Non-cash charges	8	6
Unusual or non-recurring charges	30	1
Acquired EBITDA, net of disposed EBITDA	(4)	(2)
Other	6	20

Adjusted EBITDA - senior secured credit facilities	281	318
Loss on sale of receivables	7	4

Adjusted EBITDA - senior notes due 2013 and senior subordinated notes due 2015	$288	$322